Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Form S-8 Registration Statement  Nos. 333-72201, 333-94071, 333-68846, 333-73894, 333-76756, 333-102284, 333-105066, 333-115283, 333-124868, 333-140785, 333-148692, 333-157388, 333-159241, 333-164010, 333-172308, 333-174328, 333-178795, and 333-182235, of ISC8 Inc. (the “Company”) of our report dated February 8, 2013 relating to our audits of the combined financial statements of Bivio Software Business (Carve-Out of Certain Operations of Bivio Networks, Inc.) for the years ended January 31, 2012 and 2011 included in this Current Report on Form 8-K/A of the Company expected to be filed with the Securities and Exchange Commission on or about February 8, 2013.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

Newport Beach, California
February 8, 2013